FOR IMMEDIATE RELEASE

RCS Capital Announces Agreement to Acquire Girard Securities

Acquisition Adds 250 Financial Advisors

Transaction to Increase RCAP’s Assets Under Administration by $10 Billion

NEW YORK, August 13, 2014 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that it has entered into an agreement to purchase independent broker-dealer Girard Securities, Inc. (“Girard”).

Based in San Diego, California, Girard has over $10.0 billion of assets under administration and 250 producing financial advisors with an average annual production of approximately $210,000 per advisor. Upon completion of the Girard acquisition together with the recently announced purchase of VSR Group, Inc. (“VSR Group”), RCAP will have over 9,700 independent retail advisors in its nationwide network, further reinforcing RCAP’s position as a leading network of independent financial advisors.

Girard provides a broad range of high quality securities brokerage and investment services primarily to individual investors. It sells insurance products, including variable and fixed annuities and life insurance. Girard also offers, through its SEC-registered investment adviser subsidiary and its network of independent financial advisors located throughout the United States, asset management and investment advisory services. Girard will continue to operate under current management and the “Girard” brand.

Michael Weil, President of RCAP, commented, “This transaction represents another successful step in solidifying RCAP as a leading independent retail advice platform. With over $10 billion of assets under administration, Girard will provide RCAP with a well-established independent retail advisor platform. We believe its diverse service offering and valuable RIA relationships will immediately strengthen RCAP’s revenue stream, as well as deepen our roster by adding experienced, top-tier advisors. This transaction, coupled with our recently announced agreement to acquire VSR Group, further demonstrates our commitment to capitalize on external growth opportunities in order to further strengthen RCAP’s leading platform. We look forward to working with Girard’s team as we continue to position RCAP as an industry leader in the retail advisory space while at the same time unlocking significant shareholder value.”

Richard Woltman, Chairman Emeritus of the Board of Directors of Girard, is considered by many to be a pioneer of the independent broker-dealer industry. Forty years ago, he and two partners founded First Affiliated Securities, the predecessor of what today is known as First Allied Securities, a wholly owned subsidiary of RCAP.

Susie Woltman Tietjen, Mr. Woltman’s daughter and the current Chairman of the Board of Directors and Chief Executive Officer of Girard, commented, “We are excited about joining RCAP’s family of independent broker-dealers and contributing to the growth of one of the industry’s premier independent broker-dealer platform. We believe RCAP’s commitment to maintaining the separate identity and culture of Girard was one of the most attractive aspects of this combination. This transaction will allow Girard to leverage the resources of what we believe to be one of the industry’s fastest growing and most innovative firms. Moreover, we expect this union will result in the realization of our shared vision of providing greater opportunities for our advisors and a more diverse service offering to their retail clients.”

R. Lawrence Roth, Chief Executive Officer of Cetera Financial Group, added, “We view Girard, along with our recently announced agreement to acquire VSR Group, as another example of an exciting accretive ‘tuck-in’ acquisition for our retail investment advice platform.”

The transaction is expected to close in late 2014 or early 2015 and is subject to certain regulatory approvals and other customary closing conditions.

Upon the close of the transaction, Girard will join the other firms that make up RCAP’s independent retail advice platform known as Cetera Financial Group, which includes Cetera Advisors, Cetera Advisor Networks, Cetera Financial Institutions, Cetera Financial Specialists, First Allied Securities, The Legend Group, Investors Capital Corporation, J.P. Turner & Company, and Summit Financial Services Group, and following the closing of a pending acquisition, VSR Group.

About RCAP

RCS Capital Corporation is an investment firm focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, and a research business focused on alternative investments. Following the closing of recent acquisitions of independent broker-dealers and an investment manager, RCAP is also engaged in the independent retail advice and investment management businesses. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Girard

Girard is a San Diego, California based financial services company offering a broad range of securities brokerage and investment services to primarily individual investors as a FINRA member broker-dealer and a SEC registered investment advisory firm. Girard Securities also sells insurance products, predominantly fixed and variable annuities and life insurance.

Forward-Looking Statements

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions.

Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCAP’s ability to integrate businesses acquired in recent and pending acquisitions into its existing businesses. Additional factors that may affect future results are contained in RCAP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
(484) 342-3600	(866) 904-2988

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135